EXHIBIT 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7893	206-318-8953
jdegrand@starbucks.com	voneil@starbucks.com
Starbucks Reports 20 Percent Increase in Net Revenues for Third Quarter Fiscal 2007
International Segment Revenue Increases 28%
Company Sets Fiscal 2008 Growth Targets

SEATTLE; August 1, 2007 – Starbucks Corporation (NASDAQ: SBUX) today announced financial results for its fiscal third quarter ended July 1, 2007.
Reporting Fiscal Third Quarter 2007 Highlights:
•	Consolidated net revenues of $2.4 billion, an increase of 20 percent

•	Operating income of $245 million, an increase of 14 percent

•	Net earnings per share of $0.21, compared to $0.18 per share, an increase of 17 percent

•	668 new retail store openings, a third-quarter record

•	Comparable store sales growth of four percent

•	International segment revenue increased 28 percent
Maintaining Fiscal 2007 Targets:
•	New store openings of at least 2,400

•	Comparable store sales growth in the range of three percent to seven percent

•	Total net revenue growth of approximately 20 percent

•	Fiscal 2007 earnings per share in the range of $0.87 to $0.89
Introducing Fiscal 2008 Targets:
•	New store openings of approximately 2,600, accelerating International openings by 200 stores

•	Comparable store sales growth in the range of three to seven percent

•	Total net revenue growth of approximately 18 percent

•	Fiscal 2008 earnings per share growth of approximately 20 percent to 22 percent
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“In the third quarter, Starbucks delivered solid financial performance while expanding globally,” said Jim Donald, Starbucks president and ceo. “Record store openings helped drive revenue growth of 20 percent. Starbucks ability to balance strong top line growth, global expansion, and delivering a solid bottom line in a challenging environment was due to the hard work and dedication of our partners across the Company. Despite the difficult operating environment of rising expenses – particularly higher dairy costs – we continued to execute on our growth strategy. We will strive to mitigate the impact of these cost pressures while remaining focused on delivering legendary service to our customers.”
Consolidated Financials and Operating Summary
Company-operated retail revenues increased 21 percent to $2.0 billion for the 13 weeks ended July 1, 2007, from $1.7 billion for the same period in fiscal 2006. The increase was primarily attributable to the opening of 1,369 new Company-operated retail stores in the last 12 months and comparable store sales growth of four percent for the quarter. The increase in comparable store sales was due to a three percent increase in the average value per transaction and a one percent increase in the number of customer transactions.
Specialty revenues increased 15 percent to $348 million for the 13 weeks ended July 1, 2007, compared to $303 million for the corresponding period of fiscal 2006. Licensing revenues increased 18 percent to $255 million primarily due to higher product sales and royalty revenues from the opening of 1,243 new licensed retail stores in the last 12 months and a 24 percent increase in licensing revenues from the Company’s Global Consumer Products business.
Cost of sales including occupancy costs increased to 42.6 percent of total net revenues for the 13 weeks ended July 1, 2007, compared to 41.0 percent in the corresponding 13-week period of fiscal 2006. This increase was primarily due to a shift in sales to higher cost products, the rise in dairy costs, and higher rent expense.
Store operating expenses as a percentage of Company-operated retail revenues decreased to 40.7 percent for the 13 weeks ended July 1, 2007, from 41.3 percent for the corresponding period of fiscal 2006, primarily due to controlled discretionary spending.
Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 22.0 percent of total specialty revenues for the 13 weeks ended July 1, 2007, compared to 23.0 percent in the corresponding period of fiscal 2006. The decline resulted primarily from lower marketing and advertising costs in fiscal 2007.
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Depreciation and amortization expenses increased to $119 million for the 13 weeks ended July 1, 2007, compared to $99 million for the corresponding period of fiscal 2006. The increase was primarily due to the opening of 1,369 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses increased slightly to 5.1 percent for the 13 weeks ended July 1, 2007, from 5.0 percent for the corresponding period in fiscal 2006.
General and administrative expenses increased to $120 million for the 13 weeks ended July 1, 2007, compared to $115 million for the corresponding period of fiscal 2006. The increase was primarily due to higher payroll-related expenditures in support of continued global growth. As a percentage of total net revenues, general and administrative expenses decreased to 5.1 percent for the 13 weeks ended July 1, 2007, from 5.9 percent for the corresponding period of fiscal 2006.
Income from equity investees decreased 5 percent to $25 million for the 13 weeks ended July 1, 2007, compared to $26 million for the corresponding period of fiscal 2006, primarily due to lower sales volumes for The North American Coffee Partnership, which produces ready-to-drink beverages, including Starbucks bottled Frappuccino® coffee drinks and Starbucks DoubleShot®.
Operating income increased 14 percent to $245 million for the 13 weeks ended July 1, 2007, compared to $215 million for the corresponding period of fiscal 2006. Operating margin decreased to 10.4 percent of total net revenues for the 13 weeks ended July 1, 2007, from 10.9 percent for the corresponding period of fiscal 2006. Higher cost of sales including occupancy costs were offset, in part, by leveraging general and administrative expenses, store operating expenses, and other operating expenses.
Net interest and other was an expense of $2.2 million for the 13 weeks ended July 1, 2007, compared to income of $5.0 million for the corresponding period of fiscal 2006, primarily due to a higher level of borrowings outstanding.
Income taxes for the 13 weeks ended July 1, 2007 reflected an effective tax rate of 34.8 percent, compared to 33.7 percent for the corresponding period of fiscal 2006. The effective tax rate is still expected to be approximately 37 percent for the full fiscal year of 2007.
Net earnings for the 13 weeks ended July 1, 2007 increased 9 percent to $158 million from $145 million for the corresponding period in fiscal 2006. Earnings per share increased by 17 percent to $0.21 for the 13 weeks ended July 1, 2007, compared to $0.18 per share for the comparable period in fiscal 2006.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	July 1,	July 2,	%	July 1,	July 2,
	2007	2006	Change	2007	2006
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:

Company-operated retail	$2,010,772	$1,660,977	21.1%	85.2%	84.6%
Specialty:
Licensing	254,904	216,267	17.9	10.8	11.0
Foodservice and other	93,569	86,429	8.3	4.0	4.4

Total specialty	348,473	302,696	15.1	14.8	15.4

Total net revenues	2,359,245	1,963,673	20.1	100.0	100.0

Cost of sales including occupancy costs	1,003,881	804,889		42.6	41.0
Store operating expenses (a)	819,212	686,602		34.7	35.0
Other operating expenses (b)	76,507	69,478		3.2	3.5
Depreciation and amortization expenses	119,409	98,539		5.1	5.0
General and administrative expenses	119,525	115,258		5.1	5.9

Subtotal operating expenses	2,138,534	1,774,766	20.5	90.7	90.4

Income from equity investees	24,503	25,666		1.1	1.3

Operating income	245,214	214,573	14.3	10.4	10.9

Net interest and other (expense) / income	(2,241)	5,028		(0.1)	0.3

Earnings before income taxes	242,973	219,601	10.6	10.3	11.2

Income taxes (c)	84,630	74,103		3.6	3.8

Net earnings	$158,343	$145,498	8.8%	6.7%	7.4%

Net earnings per common share — diluted	$0.21	$0.18
Weighted avg. shares outstanding — diluted	763,559	798,259

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 40.7 percent for the 13 weeks ended July 1, 2007, and 41.3 percent for the 13 weeks ended July 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 22.0 percent for the 13 weeks ended July 1, 2007, and 23.0 percent for the 13 weeks ended July 2, 2006.

(c)	The effective tax rates were 34.8 percent for the 13 weeks ended July 1, 2007, and 33.7 percent for the 13 weeks ended July 2, 2006.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	39 Weeks Ended			39 Weeks Ended
	July 1,	July 2,	%	July 1,	July 2,
	2007	2006	Change	2007	2006
	(in thousands, except per share data)			As a % of total net revenues
Net revenues:
Company-operated retail	$5,940,288	$4,888,804	21.5%	85.2%	84.5%
Specialty:
Licensing	743,633	637,771	16.6	10.7	11.0
Foodservice and other	286,641	257,012	11.5	4.1	4.5

Total specialty	1,030,274	894,783	15.1	14.8	15.5

Total net revenues	6,970,562	5,783,587	20.5	100.0	100.0

Cost of sales including occupancy costs	2,933,450	2,343,800		42.1	40.5
Store operating expenses (a)	2,372,164	1,974,041		34.0	34.2
Other operating expenses (b)	224,706	192,274		3.2	3.3
Depreciation and amortization expenses	342,990	284,335		4.9	4.9
General and administrative expenses	360,857	358,194		5.2	6.2

Subtotal operating expenses	6,234,167	5,152,644	21.0	89.4	89.1

Income from equity investees	69,517	65,371		1.0	1.1

Operating income	805,912	696,314	15.7	11.6	12.0

Net interest and other (expense) / income	3,606	8,439		—	0.2

Earnings before income taxes	809,518	704,753	14.9	11.6	12.2

Income taxes (c)	295,383	257,783		4.2	4.5

Net earnings	$514,135	$446,970	15.0%	7.4%	7.7%

Net earnings per common share — diluted	$0.66	$0.56
Weighted avg. shares outstanding — diluted	773,506	795,285

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 39.9 percent for the 39 weeks ended July 1, 2007, and 40.4 percent for the 39 weeks ended July 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 21.8 percent for the 39 weeks ended July 1, 2007, and 21.5 percent for the 39 weeks ended July 2, 2006.

(c)	The effective tax rates were 36.5 percent for the 39 weeks ended July 1, 2007, and 36.6 percent for the 39 weeks ended July 2, 2006.
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Segment Results
The tables below present reportable segment results net of intersegment eliminations (in thousands):
United States

	revenues
	July 1,	July 2,	%	July 1,	July 2,
	2007	2006	Change	2007	2006
				As a % of U.S. total net
				revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$1,646,234	$1,380,901	19.2%	89.5%	88.7%
Specialty:
Licensing	110,130	96,266	14.4	6.0	6.2
Foodservice and other	83,806	78,981	6.1	4.5	5.1

Total specialty	193,936	175,247	10.7	10.5	11.3

Total net revenues	1,840,170	1,556,148	18.3	100.0	100.0

Cost of sales including occupancy costs	742,232	600,597		40.3	38.6
Store operating expenses (a)	682,595	582,505		37.1	37.4
Other operating expenses (b)	51,785	50,964		2.8	3.3
Depreciation and amortization expenses	89,134	72,238		4.8	4.6
General and administrative expenses	21,214	24,510		1.2	1.6

Subtotal operating expenses	1,586,960	1,330,814	19.2	86.2	85.5

Income from equity investees	—	—		—	—

Operating income	$253,210	$225,334	12.4%	13.8%	14.5%

39 Weeks Ended
Net revenues:
Company-operated retail	$4,901,886	$4,103,151	19.5%	89.3%	88.9%
Specialty:
Licensing	328,229	274,000	19.8	6.0	6.0
Foodservice and other	259,384	235,936	9.9	4.7	5.1

Total specialty	587,613	509,936	15.2	10.7	11.1

Total net revenues	5,489,499	4,613,087	19.0	100.0	100.0

Cost of sales including occupancy costs	2,181,310	1,757,307		39.7	38.1
Store operating expenses (c)	1,984,763	1,679,368		36.2	36.4
Other operating expenses (d)	155,930	143,180		2.8	3.1
Depreciation and amortization expenses	254,926	209,456		4.7	4.5
General and administrative expenses	66,624	69,630		1.2	1.5

Subtotal operating expenses	4,643,553	3,858,941	20.3	84.6	83.6

Income from equity investees	—	151		—	—

Operating income	$845,946	$754,297	12.2%	15.4%	16.4%

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 41.5 percent for the 13 weeks ended July 1, 2007, and 42.2 percent for the 13 weeks ended July 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 26.7 percent for the 13 weeks ended July 1, 2007, and 29.1 percent for the 13 weeks ended July 2, 2006.

(c)	As a percentage of related Company-operated retail revenues, store operating expenses were 40.5 percent for the 39 weeks ended July 1, 2007, and 40.9 percent for the 39 weeks ended July 2, 2006.

(d)	As a percentage of related total specialty revenues, other operating expenses were 26.5 percent for the 39 weeks ended July 1, 2007, and 28.1 percent for the 39 weeks ended July 2, 2006.
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United States total net revenues increased by $284 million, or 18 percent, to $1.8 billion for the 13 weeks ended July 1, 2007, compared to $1.6 billion for the corresponding period of fiscal 2006. United States Company-operated retail revenues increased by $265 million, or 19 percent, to $1.6 billion, primarily due to the opening of 1,116 new Company-operated retail stores in the last 12 months and comparable store sales growth of four percent for the quarter resulting from a three percent increase in the average value per transaction and growth in transactions of less than one percent.
Total United States specialty revenues increased by $19 million, or 11 percent, to $194 million for the 13 weeks ended July 1, 2007, compared to $175 million in the corresponding period of fiscal 2006. United States licensing revenues increased 14 percent to $110 million from $96 million in fiscal 2006 primarily due to higher product sales and royalty revenues as a result of opening 777 new licensed retail stores in the last 12 months.
United States operating income increased by 12 percent to $253 million for the 13 weeks ended July 1, 2007, from $225 million for the corresponding period in fiscal 2006. Operating margin decreased to 13.8 percent of related revenues from 14.5 percent in the corresponding period of fiscal 2006. The decrease was due to higher cost of sales including occupancy costs, primarily due to higher dairy costs, a shift in sales to higher cost products such as food and merchandise, and higher rent expenses. Partially offsetting these were lower other operating expenses, lower general and administrative expenses, and lower store operating expenses as a percentage of total net revenues. The decline in both other operating expenses and store operating expenses was primarily due to controlled discretionary spending. General and administrative expenses were lower, primarily due to decreased salary and related benefits expense as well as lower professional fees.
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International

	July 1,	July 2,	%	July 1,	July 2,
	2007	2006	Change	2007	2006
				As a % of International
				total net revenues
13 Weeks Ended
Net revenues:
Company-operated retail	$364,538	$280,076	30.2%	84.4%	83.1%
Specialty:
Licensing	57,653	49,665	16.1	13.3	14.7
Foodservice and other	9,763	7,448	31.1	2.3	2.2

Total specialty	67,416	57,113	18.0	15.6	16.9

Total net revenues	431,954	337,189	28.1	100.0	100.0

Cost of sales including occupancy costs	210,247	162,711		48.7	48.3
Store operating expenses (a)	136,617	104,097		31.6	30.9
Other operating expenses (b)	18,364	13,329		4.3	3.9
Depreciation and amortization expenses	21,287	17,260		4.9	5.1
General and administrative expenses	24,861	20,795		5.8	6.2

Subtotal operating expenses	411,376	318,192	29.3	95.3	94.4

Income from equity investees	11,909	10,109		2.8	3.0

Operating income	$32,487	$29,106	11.6%	7.5%	8.6%

39 Weeks Ended
Net revenues:
Company-operated retail	$1,038,402	$785,653	32.2%	84.8%	83.5%
Specialty:
Licensing	158,722	134,699	17.8	13.0	14.3
Foodservice and other	27,257	21,076	29.3	2.2	2.2

Total specialty	185,979	155,775	19.4	15.2	16.5

Total net revenues	1,224,381	941,428	30.1	100.0	100.0

Cost of sales including occupancy costs	599,542	452,955		49.0	48.1
Store operating expenses (c)	387,401	294,673		31.6	31.3
Other operating expenses (d)	49,282	35,145		4.0	3.7
Depreciation and amortization expenses	62,401	48,555		5.1	5.2
General and administrative expenses	71,914	55,166		5.9	5.9

Subtotal operating expenses	1,170,540	886,494	32.0	95.6	94.2

Income from equity investees	32,849	27,012		2.7	2.9

Operating income	$86,690	$81,946	5.8%	7.1%	8.7%

(a)	As a percentage of related Company-operated retail revenues, store operating expenses were 37.5 percent for the 13 weeks ended July 1, 2007, and 37.2 percent for the 13 weeks ended July 2, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 27.2 percent for the 13 weeks ended July 1, 2007, and 23.3 percent for the 13 weeks ended July 2, 2006.

(c)	As a percentage of related Company-operated retail revenues, store operating expenses were 37.3 percent for the 39 weeks ended July 1, 2007, and 37.5 percent for the 39 weeks ended July 2, 2006.

(d)	As a percentage of related total specialty revenues, other operating expenses were 26.5 percent for the 39 weeks ended July 1, 2007, and 22.6 percent for the 39 weeks ended July 2, 2006.
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International total net revenues increased by $95 million, or 28 percent, to $432 million for the 13 weeks ended July 1, 2007, compared to $337 million for the corresponding period of fiscal 2006. International Company-operated retail revenues increased by $84 million, or 30 percent, to $365 million, primarily due to the opening of 253 new Company-operated retail stores in the last 12 months, comparable store sales growth of seven percent for the quarter and favorable foreign currency exchange for the British pound sterling. The increase in comparable store sales resulted from a five percent increase in the number of customer transactions coupled with a two percent increase in the average value per transaction.
Total International specialty revenues increased by $10 million, or 18 percent, to $67 million for the 13 weeks ended July 1, 2007, compared to $57 million in the corresponding period of fiscal 2006. The increase was primarily due to higher product sales and royalty revenues from opening 466 licensed retail stores in the last 12 months.
International operating income increased by 12 percent to $32 million for the 13 weeks ended July 1, 2007, compared to $29 million in the corresponding period of fiscal 2006. Operating margin decreased to 7.5 percent of related revenues from 8.6 percent in the corresponding period of fiscal 2006, primarily due to increased costs associated with store renovation and maintenance expenses and higher rent expenses as a percentage of total net revenues.
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Global Consumer Products Group (CPG)

	July 1,	July 2,	%	July 1,	July 2,
	2007	2006	Change	2007	2006
				As a % of CPG total net
				revenues
13 Weeks Ended
Net revenues:
Specialty:
Licensing	$87,121	$70,336	23.9%	100.0%	100.0%

Total specialty	87,121	70,336	23.9	100.0	100.0

Total net revenues	87,121	70,336	23.9	100.0	100.0

Cost of sales	51,402	41,581		59.0	59.1
Other operating expenses	6,358	5,185		7.3	7.4
Depreciation and amortization expenses	18	26		—	—

Subtotal operating expenses	57,778	46,792	23.5	66.3	66.5

Income from equity investees	12,594	15,557		14.4	22.1

Operating income	$41,937	$39,101	7.3%	48.1%	55.6%

39 Weeks Ended
Net revenues:
Specialty:
Licensing	$256,682	$229,072	12.1%	100.0%	100.0%

Total specialty	256,682	229,072	12.1	100.0	100.0

Total net revenues	256,682	229,072	12.1	100.0	100.0

Cost of sales	152,598	133,538		59.5	58.3
Other operating expenses	19,494	13,949		7.6	6.1
Depreciation and amortization expenses	61	87		—	—

Subtotal operating expenses	172,153	147,574	16.7	67.1	64.4

Income from equity investees	36,668	38,208		14.3	16.7

Operating income	$121,197	$119,706	1.2%	47.2%	52.3%

CPG total net revenues increased by $17 million, or 24 percent, to $87 million for the 13 weeks ended July 1, 2007, compared to $70 million for the corresponding period of fiscal 2006. The increase was primarily due to increased sales of U.S. packaged coffee and tea as well as increased product sales and royalties in the International ready-to-drink business.
CPG operating income increased by seven percent to $42 million for the 13 weeks ended July 1, 2007, compared to $39 million in the corresponding period of fiscal 2006. Operating margin decreased to 48.1 percent of related revenues, from 55.6 percent in fiscal 2006, primarily due to lower sales volumes for The North American Coffee Partnership, which produces ready-to-drink beverages, including Starbucks bottled Frappuccino® and Starbucks DoubleShot® in the U.S.
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Unallocated Corporate

	July 1,	July 2,	%	July 1,	July 2,
	2007	2006	Change	2007	2006
				As a % of total net
				revenues
13 Weeks Ended
Depreciation and amortization expenses	$8,970	$9,015		0.4%	0.5%
General and administrative expenses	73,450	69,953		3.1	3.5

Operating loss	$(82,420)	$(78,968)	4.4%	(3.5)%	(4.0)%

39 Weeks Ended
Depreciation and amortization expenses	$25,602	$26,237		0.4%	0.5%
General and administrative expenses	222,319	233,398		3.2	4.0

Operating loss	$(247,921)	$(259,635)	(4.5)%	(3.6)%	(4.5)%

Total unallocated corporate expenses as a percentage of total net revenues decreased to 3.5 percent for the 13 weeks ended July 1, 2007, from 4.0 percent for the corresponding period of fiscal 2006, primarily due to disciplined expense management.
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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	July 1,	October 1,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$172,789	$312,606
Short-term investments — available-for-sale securities	85,956	87,542
Short-term investments — trading securities	71,278	53,496
Accounts receivable, net of allowances of $5,252 and $3,827, respectively	250,866	224,271
Inventories	657,466	636,222
Prepaid expenses and other current assets	128,370	126,874
Deferred income taxes, net	101,071	88,777

Total current assets	1,467,796	1,529,788

Long-term investments – available-for-sale securities	15,980	5,811
Equity and other investments	242,460	219,093
Property, plant and equipment, net	2,686,969	2,287,899
Other assets	235,107	186,917
Other intangible assets	40,392	37,955
Goodwill	215,219	161,478

TOTAL ASSETS	$4,903,923	$4,428,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$879,972	$700,000
Accounts payable	314,583	340,937
Accrued compensation and related costs	324,915	288,963
Accrued occupancy costs	75,916	54,868
Accrued taxes	84,233	94,010
Other accrued expenses	233,313	224,154
Deferred revenue	309,714	231,926
Current portion of long-term debt	772	762

Total current liabilities	2,223,418	1,935,620

Long-term debt	1,356	1,958
Other long-term liabilities	323,364	262,857

Total liabilities	2,548,138	2,200,435

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200,000,000 shares; issued and outstanding, 745,303,613 and 756,602,055 shares, respectively, (includes 3,394,184 common stock units in both periods)	745	756
Other additional paid-in-capital	39,393	39,393
Retained earnings	2,264,992	2,151,084
Accumulated other comprehensive income	50,655	37,273

Total shareholders’ equity	2,355,785	2,228,506

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,903,923	$4,428,941

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	39 Weeks Ended
	July 1,	July 2,
	2007	2006
OPERATING ACTIVITIES:
Net earnings	$514,135	$446,970
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	360,881	303,210
Provision for impairments and asset disposals	21,165	12,017
Deferred income taxes, net	(40,459)	(75,094)
Equity in income of investees	(38,621)	(40,989)
Distributions from equity investees	42,324	37,499
Stock-based compensation	78,530	78,698
Tax benefit from exercise of stock options	5,865	908
Excess tax benefit from exercise of stock options	(52,034)	(93,327)
Net amortization of premium on securities	604	1,643
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(16,734)	(6,672)
Accounts payable	(30,944)	27,549
Accrued compensation and related costs	32,374	58,535
Accrued taxes	38,040	85,308
Deferred revenue	76,944	60,085
Other operating assets and liabilities	47,770	39,434

Net cash provided by operating activities	1,039,840	935,774

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(207,974)	(529,764)
Maturity of available-for-sale securities	162,212	193,184
Sale of available-for-sale securities	36,897	291,878
Acquisitions, net of cash acquired	(53,419)	(90,578)
Net purchases of equity, other investments and other assets	(48,363)	(19,938)
Net additions to property, plant and equipment	(772,133)	(522,348)

Net cash used by investing activities	(882,780)	(677,566)

FINANCING ACTIVITIES:
Repayments of commercial paper	(3,795,450)	—
Proceeds from issuance of commercial paper	4,675,422	—
Repayments of short-term borrowings	(1,370,000)	(455,000)
Proceeds from short-term borrowings	670,000	378,000
Proceeds from issuance of common stock	136,603	131,824
Excess tax benefit from exercise of stock options	52,034	93,327
Principal payments on long-term debt	(592)	(560)
Repurchase of common stock	(670,988)	(367,771)

Net cash used by financing activities	(302,971)	(220,180)
Effect of exchange rate changes on cash and cash equivalents	6,094	3,902

Net increase/(decrease) in cash and cash equivalents	(139,817)	41,930

CASH AND CASH EQUIVALENTS:
Beginning of period	312,606	173,809

End of the period	$172,789	$215,739

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$25,372	$4,892
Income taxes	$294,624	$239,004
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Balance Sheet Commentary
Management is currently evaluating a range of alternatives for raising long-term financing to enable Starbucks to pay down short-term debt and take advantage of opportunities for repurchasing shares. These include a long-term bond financing and/or an interim credit facility containing terms substantially similar to those contained in the Company’s existing revolving credit facility. Any funding would be consistent with the Company’s strategy of targeting leverage and coverage levels to be roughly commensurate with a high triple B rating over the medium term.
     During the third quarter, the Company repurchased a total of 2.5 million shares. For the nine months ended July 1, 2007, Starbucks had repurchased 20.3 million shares. Under authorized plans, approximately 26 million shares remained available for repurchase at the end of the fiscal third quarter.
Company Updates
•	On July 17, 2007, the Company announced the realignment of its executive management team. The new leadership structure leverages Starbucks management strength and experience to maximize operational resources and deliver a seamless, global Starbucks Experience. The realignment, effective September 4, 2007, includes the appointment of Martin Coles, currently president, Starbucks Coffee International, to chief operating officer, reporting directly to president and ceo, Jim Donald. Additionally, Jim Alling was appointed to president, Starbucks Coffee International and Launi Skinner to president, Starbucks Coffee U.S.; both will report directly to Coles.
•	Starbucks and The Hershey Company announced a development and distribution agreement on July 19, 2007, to create and market a new Starbucks-branded premium chocolate platform in the United States starting in Fall 2007.
Fiscal Third Quarter 2007 Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during the period
	13-week period		39-week period		Stores open as of
	July 1,	July 2,	July 1,	July, 2	July 1,	July 2,
	2007	2006	2007	2006	2007	2006

United States:
Company-operated Stores(1)	285	211	838	532	6,566	5,450
Licensed Stores	196	187	561	517	3,729	2,952

	481	398	1,399	1,049	10,295	8,402

International:
Company-operated Stores (1)	60	44	178	158	1,613	1,360
Licensed Stores (1)	127	117	379	336	2,488	2,022

	187	161	557	494	4,101	3,382

Total	668	559	1,956	1,543	14,396	11,784

(1)	International store data has been adjusted for the acquisition of the Beijing operations by reclassifying historical information from Licensed Stores to Company-operated Stores. United States store data was also adjusted to align with the Hawaii operations segment change by reclassifying historical information from International Company-operated stores to the United States.
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Fiscal 2007 Targets
Starbucks reaffirmed its fiscal 2007 targets:
•	The Company plans to open at least 2,400 new stores on a global basis in fiscal 2007, with modest upside potential in International licensed store openings, given the strong over-performance in store development year-to-date. In the United States, Starbucks continues to plan the opening of approximately 1,000 Company-operated locations and 700 licensed locations. In International markets, Starbucks plans to open approximately 300 Company-operated stores and at least 400 licensed stores;
•	Starbucks continues to target comparable store sales growth in the target range of three percent to seven percent;
•	Starbucks is targeting total net revenue growth of approximately 20 percent for the full year; and,
•	The Company continues to target earnings per share in the range of $0.87 to $0.89 for fiscal 2007; however, the Company has stated that the upper end of the range will be very challenging in the current operating environment, which includes, among other things, rising dairy costs and soft transaction growth in the U.S. business
Fiscal 2008 Targets
Starbucks introduces its fiscal 2008 targets:
•	The Company expects to open approximately 2,600 net new stores on a global basis in fiscal 2008, an increase of 200 stores compared to its fiscal 2007 target, with all of the increase in International licensed stores;
•	The Company is targeting comparable store sales growth in the range of three to seven percent;
•	Starbucks is targeting total net revenue growth of approximately 18 percent; and,
•	Starbucks is targeting earnings per share growth of approximately 20 percent to 22 percent.

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Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Jim Donald, president and ceo, Martin Coles, chief operating officer designate and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Wednesday, August 8, 2007, by calling 1-800-642-1687, reservation number 4132558. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, August 31, 2007, at the following URL: http://investor.starbucks.com.
The Company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the preceding pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2006, as amended by Amendment No.1 to Annual Report on Form 10-K/A filed on December 21, 2006, for additional information.
About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
Forward-Looking Statements
This release includes forward-looking statements about trends in or expectations regarding: store openings, comparable store sales, net revenue, earnings per share results, effective tax rate and alternatives for raising additional outside funding. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2006. The Company assumes no obligation to update any of these forward-looking statements.
© 2007 Starbucks Coffee Company. All rights reserved.
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